EXHIBIT 10.1

Second Amendment
dated April 18th, 2016
of the
Credit Facility Agreement
Regarding an Umbrella Credit Facility in the amount of
EUR 30,000,000.00
dated August 7th, 2014

IPG Laser GmbH
Siemensstrasse 7
57299 Burbach
(the „Borrower“)

and

Deutsche Bank AG
Filiale Deutschlandgeschäft
An den Dominikanern 11 - 27
50668 Cologne
(the „Bank“)

have entered into an Agreement (the „Credit Facility Agreement“) pursuant to which the Bank makes available a revolving umbrella credit facility to the Borrower (the “Umbrella-Credit Facility”) on the basis of the Bank’s General Business Conditions (Allgemeine Geschäftsbedingungen). The Credit Facility Agreement will be amended by the 2nd Amendment as follows:

The § 2, § 3, § 4, § 5 and § 10 of the UMBRELLA-CREDIT FACILITY will be amended and restated as follows:

§ 2 - UMBRELLA-CREDIT FACILITY:

(1)	Aggregate Facility Amount
The Bank makes available to the Borrower a credit facility in the amount of up to
Euro 30,000,000.00 (in words: Euro Thirty Million) („Aggregate Facility Amount“).

The Aggregate Facility Amount is divided into the following facilities:

(a)	Facility 1: revolving cash credit facility in the amount of up to Euro 16,000,000.00 (in words: Euro Sixteen Million) (“Facility 1”).

(b)	Facility 2: revolving guarantee facility in the amount of up to Euro 11,000,000.00 (in words: Euro Eleven Million) (“Facility 2”).

(c)	Facility 3: revolving margin line in the amount of up to Euro 3,000,000.00 (in words: Euro Three Million) (“Facility 3”).
(2)    Term of the Facilities
The Facilities are available until July 31st, 2017 (“Term of the Umbrella-Credit Facility”).

(3)	Purpose

(a)
The proceeds of Facility 1 shall be applied towards purposes of financing short-term working capital requirements, especially financing of the outstanding accounts receivables and inventories of the Borrower as well as - pursuant to § 4 - of companies of which a Borrower directly or indirectly owns a majority interest according to § 16 of the German Stock Companies Act (Aktiengesetz) (“Subsidiaries”). For purposes of this Credit Facility Agreement only the IPG Photonics (Beijing) Fiber Laser Technology Company Limited, Beijing, China is deemed to be a Subsidiary (irrespective of § 16 of the German Stock Companies Act).

The use of Facility 1 for acquisitions irrespective of form, duration and amount will require the prior consent of the Bank.

(b)	The proceeds of Facility 2 shall be applied towards the issuance of Guarantees upon instruction of the Borrower as well as - pursuant to § 4 - of its respective Subsidiaries.

(c)	Facility 3 may only be utilized by entering into financial derivatives transactions with the Subsidiaries of the Borrower - subject to the provisions of § 4.

(4)	Definitions
In this Credit Facility Agreement the following words and terms are defined as specified below:
„Banking Day“ means a day (other than a Saturday or Sunday) on which banks are open for general business in Cologne.
„EONIA“ means the Euro OverNight Index Average as determined by the European Central Bank for each Target-day. On days which are not a TARGET-day the EONIA as determined on the immediately preceding TARGET-day shall apply. If no EONIA is available on a Target-day the Bank will determine the applicable reference interest rate in accordance with section 315 German Civil Code (BGB) on the basis of the quotations for overnight funds in the European interbank market.

„EURIBOR“ means the interest rate per annum for deposits in Euro for the relevant interest period displayed on page 248 of the Telerate screen or a respective succeeding screen replacing page 248 for 11.00 a.m. Brussels time two TARGET-days prior to the disbursement/the commencement of the respective interest period. If the EURIBOR cannot be determined two TARGET-days prior to the first interest period, the Bank and the Borrower will negotiate the interest rate for the relevant interest period. The Bank is not obligated to disburse the loan unless an agreement about the applicable interest rate has been reached. The Bank is released from its obligation to disburse the loan if an agreement about the applicable interest rate is not reached within 15 days. If the EURIBOR for an interest period following the first interest period cannot be determined two TARGET-days prior to the commencement of the relevant interest period the Bank will determine interest for the relevant interest period based on interest rates customary in the European interbank market for the particular interest period plus the agreed margin.
"Financial Indebtedness" means any indebtedness for or in respect of (i) moneys borrowed, (ii) any letters of credit issued and acceptances accepted or issued, which had been discounted, (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, (iv) lease contracts which would, in accordance with orders or statements of practice of the Federal Ministry of Finance or GAAP under the applicable law as the case may be, be treated as a finance or operating lease, (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (vi) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (vii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (viii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by third parties unless both obligations are reported, the primary obligation on and the obligation of the counter-indemnity on or below, the same balance sheet; and (ix) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) through (viii) above, (x) a guarantee, surety or other obligation for any of the obligations listed in paragraphs (i) through (ix), and (xi) provisions for pension obligations.
„TARGET-day“ is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open for the settlement of payments in Euro.

§ 3 - UTILIZATION

(1)	Cash Credit Facility
Facility 1 may be utilized by way of:

(a)	Cash Credit
Current account cash advances (“Cash Credit”) in Euro on the account of the Borrower with IBAN DE34460700900028025500, BIC DEUTDEDK460.

(b)	EURIBOR-Fixed Interest Loan
Loans with fixed interest rates on the basis of EURIBOR with interest periods of 1, 3, or 6 months which may, however, not extend beyond the Term of Facility 1 (“Interest Period”) (“EURIBOR-Fixed Interest Loan”) in Euro after a utilization request by the Borrower. The minimum amount for utilizations by way of EURIBOR-Fixed Interest Loan is
Euro 250,000.00 (in words: Euro two hundred fifty thousand) or an integral multiple thereof.

Each utilization request must be delivered to the Bank by 10:00 a.m. Frankfurt am Main local time two Banking Days before the day on which disbursement is to be made or on which, a new Interest Period would begin, respectively. The utilization request must specify the designated amount of the utilization and the duration of the Interest Period and shall be irrevocable.
If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(c)	Utilization in foreign currency
Cash Credit in foreign currency, namely in US Dollar, or with prior consent of the Bank in every other currency which is freely available, convertible and transferable in the European interbank market.

(2)	Guarantee Facility
Facility 2 may be utilized as follows:

(a)	Guarantees
Facility 2 may be utilized through sureties (Bürgschaften), sureties upon first demand (Bürgschaften auf erstes Anfordern), guarantees (including bonds and standby letters of credit) or guarantees upon first demand (Garantien auf erstes Anfordern) issued upon instruction of the Borrower (“Guarantees”) in EUR and if individually agreed upon also in foreign currency. Unless otherwise agreed on a case by case basis, the instructions to issue the Guarantees shall be given using the wording in each case prepared by the Bank.
Guarantees and sureties other than bid bonds, advance payment bonds, performance bonds and warranty bonds requires the consent by the bank before issuance.

(b)	Special Conditions for Guarantee Business
In addition, the Special Conditions for Guarantee Business of the Bank (Bedingungen für das Avalgeschäft), as attached to this Credit Facility Agreement, shall apply, which take priority over the Bank’s General Business Conditions.

(c)	Conditional Acceptance
Before accepting an instruction to issue a Guarantee, the Bank is entitled to consider such instruction with respect to its feasibility under legal, economical and policy aspects and to refuse acceptance, as the case may be.

(d)	Duration of Guarantees
Each Guarantee shall be limited in time and shall not exceed a term of 3 years. Where a Guarantee does not qualify for a limited term, the economic lifetime (until the expected expiration of the Guarantee) shall not exceed 3 years.

(e)	Guarantees in foreign currency

Instructions can been given for Guarantees to be issued in foreign currency, namely in US Dollar, or with prior consent of the Bank in every other currency which is freely available, convertible and transferable in the European interbank market up the Aggregate Facility Amount of Facility 2.

(3)	Revolving Margin Line
Facility 3 may be utilized by entering into financial derivatives transactions (each a “Transaction”) on the basis of separate master agreements entered or to be entered into between the Bank and the Borrower.
By granting the revolving margin line the Bank expresses its general willingness to incur a potential future exposure resulting from such Transactions, up to the limit of the revolving margin line. The Bank shall, however, not be in any way obliged to enter into specific Transactions. In particular, the Bank reserves the right to reject Transactions on a case by case basis, even if Facility 3 is not fully utilized. This does not apply to Transactions intended to offset obligations under already existing Transactions (“Close-Out Transactions”) and which are entered into in order to close open risk-positions of the Bank.
On a regular basis - if need be, on each Banking Day or several times during a Banking Day - the Bank will calculate the margin line utilization as potential future exposure based on the Bank’s own internal calculation methods and risk models, and using the interest rates, forward rates, quotations, market prices, indices or other calculation bases as determined by it. In determining the utilization of Facility 3, the Bank will take into account if and to what extent the potential future exposures resulting from Transactions under a master agreement can be offset. Upon request, the Bank will inform the Borrower of the current utilization of Facility 3.
Should Facility 3 be exceeded - e.g. in the course of changing market conditions - the Borrower shall ensure that, upon the Bank’s request, appropriate measures are taken to either reduce the potential future exposure or to provide the Bank with sufficient collateral to cover the excess utilization, e.g. by providing additional collateral or by entering into a new collateral agreement. The reduction of potential future exposure may also be effected by entering into Close-Out Transactions or by early terminating specific Transactions by way of mutual agreement. If - for whatever reason - the Borrower does not comply with the Banks´ request for additional collateral, a new collateral agreement or a reduction of potential future exposure, the Bank shall have the right to terminate the respective master agreement including all Transactions thereunder, provided that it notifies the Borrower of its intention to terminate the master agreement, which notification may be combined with the Bank’s above-mentioned request, and further provided that it grants the Borrower an appropriate grace period which - under special circumstances - may only be a few hours.
All other provisions of the master agreement and the Transactions thereunder shall remain unaffected by this Credit Facility Agreement.

§ 4 - UTILIZATION OF THE CREDIT FACILITY BY SUBSIDIARIES

(1)	Utilization by Subsidiaries
Subsidiaries of the Borrower may - in deduction from the respective Facility and based on the corporate guarantee by the Borrower (hereinafter the “Corporate Guarantee”) as set out in the Annex to this Credit

Facility Agreement - draw credits and use banking products (hereinafter: “Subsidiary Facilities”) within the banking business relationship at domestic or foreign branches and / or subsidiaries of the Bank (hereinafter “Lending Office”) in compliance with the following conditions. No Lending Office shall be obliged hereby to make available Subsidiary Facilities.
The utilization of Subsidiary Facilities by the respective Subsidiary shall be based on separate facility agreements concluded or to be concluded between the respective Subsidiary and the Lending Office.

(2)	Allocation of Subsidiary Facilities
The current allocation of the Subsidiary Facilities to the respective Subsidiaries as well as to the respective Lending Offices shall be reflected in Annex 1 as attached to the Corporate Guarantee at any point of time. In case of a change of the current allocation of the Subsidiary Facilities, Annex 1 of the Corporate Guarantee shall be amended accordingly; in case of such amendment, the provisions contained in this Credit Facility Agreement shall remain unaffected.
(3)    Exemption from Banking Secrecy
Vis-a-vis the other Lending Offices the Borrower releases the Bank from the obligations of Banking Secrecy with respect to all matters concerning this Credit Facility as well as the Subsidiary Facilities.

§ 5 - REPAYMENT

(1)	The Borrower will repay all amounts outstanding in full at the latest at the end of the Term of the respective Facility unless otherwise agreed.

(2)
If after the termination of Facility 2 Guarantees are outstanding - also under Subsidiary Facilities, as the case may be - and the collateral provided to the Bank or Lending Office (taking into account the Corporate Guarantee to be provided according to § 4) does not cover the full amount of any risk resulting from such Guarantees the Borrower shall procure that the Bank be released within a reasonable period of time from its obligations under such Guarantees and - in case of Subsidiary Facilities - ensure that the respective Lending Office be released by the respective Subsidiary from its obligations under such Guarantees. The Borrower is entitled to provide the Bank and/or the Lending Office, respectively, instead with security by pledge of an amount in cash in the relevant currency of the Guarantee, or to procure that the respective Subsidiary provide such security in cash. With regard to Guarantees issued under Facility 2, Section 10 of the Conditions for Guarantee Business remains unaffected.

(3)
If, at the time the Facility 3 is being terminated, there are still Transactions outstanding also under Subsidiary Facilities, and the Bank, or the Lending Office (taking into account the Corporate Guarantee to be provided according to § 4), as the case may be does not hold collateral sufficient to cover the resulting potential future exposure, the Borrower shall - within a reasonable period of time - take appropriate measures in order to eliminate the Bank’s or Lending Office’s potential future exposure, e.g. by entering into Close-Out Transactions or by early terminating Transactions by way of mutual agreement.

The Borrower is entitled to provide the Bank and/or the Lending Office, respectively, instead with security by pledge of the amount of the potential future exposure in cash (or any other amount to be agreed with the Bank and/or the Lending Office, or to procure that the respective Subsidiary provide such security in cash.

§ 10 - TERMINATION FOR REASONABLE CAUSE WITHOUT NOTICE
A reasonable cause which entitles the Bank to terminate this Credit Facility Agreement without notice according to no. 19 section 3 of the General Business Conditions is also and especially given if:

(1)
the Borrower does not comply with the General Undertakings set out in §9 or other material obligations under this Credit Facility Agreement or under any collateral agreement entered into in connection with this Credit Facility Agreement, or

(2)
a Change of Control occurs and the parties do not reach an agreement on the continuation of the Credit Facility Agreement on changed terms and conditions, e.g. in respect of interest rate, collateral, or other agreements, in due time, or

(3)
any other Financial Indebtedness of the Borrower is not paid when due or is declared, or capable of being declared,] due and payable by any creditor(s) thereof prior to its agreed maturity by reasons of the occurrence of an event of default (howsoever described) and the aggregate of all such Financial Indebtedness exceeds an amount of EURO 3,000,000.00 (in words: Euro three million) or the equivalent thereof in any other currency or currencies (“Cross Default”).

The termination of Facility 3 (revolving margin line) will be governed exclusively by the provision of the underlying master agreement for financial derivatives transactions.

All other terms and conditions of the Credit Facility Agreement remain unaffected by this amendment.
Any Amendment to the Credit Facility Agreement is required to be made in writing.

Deutsche Bank AG
Filiale Deutschlandgeschäft

Cologne, April 18, 2016	/s/ Frank Gehrmann /s/ Joachim Gartz
Place, Date

IPG Laser GmbH

Oxford, MA, May 19, 2016	/s/ Eugene Scherbakov
Place, Date

Noted and agreed:

IPG Photonics Corporation

Oxford, MA, May 19, 2016	/s/ Timothy P.V. Mammen
Place, Date